Exhibit 99.1

New Jersey Mining Company Provides Mid-Quarter Update

COEUR D’ALENE, IDAHO – December 17, 2018 – New Jersey Mining Company (the “Company” or “NJMC”) (OTCQB: NJMC) (CSE: NJMC), is providing a high level mid-quarter update on recent corporate and operational activities.

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NJMC recently presented at the American Exploration & Mining Association Conference (AEMA),

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announces progress at the Golden Chest and

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the closing of a small private place in Canada.

Company representatives gave two technical presentations and NJMC had a booth in the “Core Shack” at the recent AEMA conference in Spokane, Washington.  Established in 1895, the AEMA is a 2,000 member, national association representing the minerals industry, catering to industry professionals and companies across the United States.

Grant Brackebusch, NJMC VP of Operations, and Rob Morgan, NJMC VP of Exploration, presented in separate technical sessions during the event.  In addition to Grant and Rob, NJMC was represented by Investor Relations/Corporate Secretary Monique Hayes, NJMC CEO and President John Swallow and Senior Geologist John Etienne.

In AEMA’s Wednesday Technical Session focused on Operations, Grant provided a riveting, in-depth early morning “Paste Tailings Disposal in the Coeur d’Alene Mining District” presentation to fellow industry professionals.  The paste tailings process, which significantly reduces process water use and provides increased geotechnical stability over conventional tailings disposal, was pioneered by NJMC and received the Pollution Prevention Award from the Idaho Department of Environmental Quality.  Grant was followed in the afternoon by Rob’s presentation of “The Golden Chest Mine and the Murray Gold Belt – Why Aim Small, Miss Small doesn’t mean Aim Small, Stay Small”, which was a well-attended highlight of the “New Mines in Old Districts” Technical Session.

NJMC CEO and President John Swallow stated “This was New Jersey’s first time presenting and having a booth at the AEMA since becoming a gold producer. The AEMA conference is a respected industry event that provides an impressive cross section of mining and exploration companies and vendors from across the country.  Participation in the AEMA conference is part of our “ground up” approach to building industry recognition of NJMC and the Murray Gold Belt – and as one attendee commented ‘I stopped by to see what a real mining company looks like’."

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

At the Golden Chest, the Company plans to drill through the winter and into the foreseeable future.  Its drill programs are focused on near-term and long-term evaluation, planning and development at the Golden Chest.  The addition of a second diamond drill is currently being considered.

NJMC CEO and President John Swallow stated “Our drill programs are focused largely on pre-development and development drilling at the Golden Chest – in support of current production at the open pit and ahead of production underground.  Similar to other producing companies, we utilize the drill as part of operations and exploration activity.  And while we are in the mid stages of evaluation, our multi-faceted approach will also help determine the viability of a mill within the Murray Gold Belt.”

The Company is also announcing that it closed on subscriptions of $150,000 to its non-brokered private placement (the “Private Placement”) with a small group of Canadian investors.  Proceeds from the private placement will be used for exploration and general working capital, including the possibility of putting the aforementioned second core drill into service in 2019.

The Private Placement consisted of units (the “Units”) issued at $0.20 per Unit with each Unit consisting of one common share (a “Common Share”) and ½ common share purchase warrant (a “Warrant”). Each whole Warrant is exercisable into a Common Share (a “Warrant Share”) at an exercise price of $0.25 per Warrant Share for a period of 5 years.

A total of 750,000 restricted Common Shares and 375,000 Warrants were issued pursuant to the Private Placement. All securities issued pursuant to the Private Placement are subject to a hold period of 4 months and 1 day.

The Company also issued 53,286 restricted Common Shares valued at $0.20 per share payment to its Canadian legal counsel for services rendered.  The Common Shares are subject to a hold period of 4 months and 1 day.

Qualified person

NJMC’s Vice President of Exploration, Robert John Morgan, PG, PLS is a qualified person as such term is defined in National Instrument 43-101 and has reviewed and approved the technical information and data included in this press release.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in North Idaho, where it is producing gold at its Golden Chest Mine. Gold was first discovered in the Coeur d’Alene District within the Murray Gold Belt in 1879, but by 1888 mining declined as the center of activity and demand for labor shifted to the Silver Valley following the discovery of the Bunker Hill, Sunshine, Lucky Friday, and other iconic regional mines. The rebirth of the long-forgotten Murray Gold Belt has been led by NJMC, as evidenced by production from open-pit and underground operations at the Golden Chest Mine, its extensive land package and superior knowledge of the district gained from current development and production, and ongoing exploration activities.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

NJMC has established a high-quality, early to advanced-stage asset base in three historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. The Company’s objective is to use its considerable in-house skill sets to build a portfolio of mining and milling operations, with a longer-term vision of becoming a mid-tier producer. Management is shareholder focused and owns more than 15-percent of NJMC stock.

The Company’s common stock trades on the OTC-QB and the CSE Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, that drilling will result Company’s ability to determine viability of additional milling operations in the Murray Gold Belt, , the risk that the mine plan changes due to rising costs or other operational details, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814